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Guided Therapeutics, Inc. Submits First Module of Premarket Approval Application for Painless Cervical Cancer Detection to FDA

Non-invasive technology designed to detect cervical disease at the point of care

NORCROSS, GA (December 10, 2008) - Guided Therapeutics, Inc. (GT) (Pink Sheets: GTHP) today announced it submitted the first of three modules of its Premarket Approval (PMA) application to the U.S. Food and Drug Administration (FDA) for the LightTouch™ non-invasive cervical cancer detection device.

"Submitting the Preclinical Module of our PMA is a highly significant event for the company and is a key step in gaining access to the multi-billion dollar U.S. cervical cancer detection market," said Mark L. Faupel, Ph.D., GT President and CEO. "The submission is the culmination of several years work by the company that we believe, if the device is approved, will create value for our shareholders and bring an important new technology to help save women's lives. We are now focused upon completing and submitting the Clinical and Manufacturing modules early next year."

The content and schedule for submitting the modules, which represent major sections of the entire PMA application, were agreed to in advance by GT and the FDA. The PMA is reviewed by FDA staff and a panel of experts. The technology has already undergone safety evaluations by FDA and is considered to be non-significant risk by hospital institutional review boards.

The GT LightTouch technology systematically and rapidly scans the cervix to identify cancer and pre-cancer painlessly and non-invasively by analyzing the wavelengths of light reflected from cervical tissue. The technology distinguishes between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike Pap or HPV tests, the LightTouch test does not require a tissue sample or laboratory analysis, and is designed to provide results immediately.

Approximately 1,900 women were tested in the PMA pivotal clinical trial to demonstrate the technology's accuracy in detecting cervical disease. In all, nearly 3,000 women have enrolled in studies using LightTouch prototypes with no instances of significant or unexpected adverse events.

According to studies published in the peer-reviewed Journal of Lower Genital Tract Disease, the non-invasive LightTouch test has the potential to be significantly more accurate when compared to the Pap test and Human Papilloma Virus test, two standard tests women currently undergo for cervical screening and diagnosis.

Research and commercialization of the device were funded, in part, by grants from the National Cancer Institute and Georgia Research Alliance. Clinical trial sites include the University of Miami, The University of Texas Southwest, Emory University/Grady Memorial Hospital in Atlanta, the Medical College of Georgia in Augusta, GA, St. Francis Hospital/University of Connecticut in Hartford, Orange Coast Women's Center and Saddleback Women's Center in California.

About Guided Therapeutics

Guided Therapeutics, Inc. (Pink Sheets: GTHP) is developing a rapid and painless test for the early detection of disease that leads to cervical cancer. The technology is designed to provide an objective result at the point of care thereby improving the management of cervical disease. Unlike Pap and HPV tests, the device does not require a painful tissue sample and results are known immediately. The company also owns technology for measuring substances in interstitial fluid, a secondary circulatory system in the body that surrounds the cells. For more information, visit GT's web site www.guidedinc.com.

The Guided Therapeutics LightTouch™ Non-invasive Cervical Cancer Detection Device is an investigational device and is limited by federal law to investigational use.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics' actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading "Risk Factors" in Guided Therapeutics' reports filed with the SEC, including Guided Therapeutics' Annual Report on Form 10-KA for the fiscal year ended December 31, 2007 and subsequent quarterly reports.

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